UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): June 27, 2017

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 300	77056
Houston, Texas	(Zip Code)
(Address of principal executive offices)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 27, 2017, Synthesis Energy Systems, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (the “Nasdaq”), approving the transfer of the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer will be effective at the opening of business on June 29, 2017. The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. The Company’s common stock will continue to trade under the symbol “SYMX.”

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2016, on December 21, 2016, the Company received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market pursuant to the Nasdaq Listing Rules (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”), the Company was provided an initial period of 180 calendar days to regain compliance with the Bid Price Rule.

Following the transfer of its listing, the Company has been granted an additional 180-day period, or until December 18, 2017 (the “Compliance Date”), to regain compliance with Bid Price Rule. If, at any time before the Compliance Date, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Staff will provide written notification to the Company that it complies with the Bid Price Rule, unless the Staff exercises its discretion to extend this 10 day period pursuant to Nasdaq Listing Rule 5810(c)(3)(F).

If the Company does not regain compliance with the Bid Price Rule by the Compliance Date, the Listing Qualifications Department of Nasdaq will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel (“Panel”). The Company expects that its stock would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a delisting determination to the Panel, that such appeal would be successful. The Company has provided written notice of its intention to cure the minimum bid price deficiency prior to the Compliance Date, including by carrying out a reverse stock split, if necessary.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the annual meeting of the stockholders of Synthesis Energy Systems, Inc. for the year ended December 31, 2016, seven directors were elected for terms expiring on the date of the annual meeting for the year ended June 30, 2017. As to each nominee for director, the results of the voting were as follows:

Name of Nominee	Number of Votes Voted For	Number of Votes Withheld	Number of Broker Non-Votes
Lorenzo Lamadrid	26,926,434	3,022,673	22,998,555
Robert Rigdon	28,403,431	1,545,676	22,998,555
Denis Slavich	28,319,656	1,629,451	22,998,555
Harry Rubin	28,317,161	1,631,946	22,998,555
Xu, Ziwang	28,377,043	1,572,064	22,998,555
Charles Brown	28,379,738	1,569,369	22,998,555
DeLome Fair	28,417,243	1,531,864	22,998,555

The result of the vote on the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm was as follows:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining	Number of Broker Non-Votes
51,121,393	1,611,939	214,330	0

The result of the advisory vote on the Company’s executive compensation was as follows:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining	Number of Broker Non-Votes
28,088,173	1,459,364	401,570	22,998,555

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: June 28, 2017	/s/ DeLome Fair
DeLome Fair
President and Chief Executive Officer